CERTIFIED COPY OF CORPORATE RESOLUTION


         I, Allan D. Engel, Secretary of Activa Mutual Fund Trust, a Delaware business trust, having its principal place of business at 2905 Lucerne SE, Grand Rapids, Michigan 49546, hereby certify that the following is an extract from the minutes of a regular meeting of the Board of Trustees of said Trust held on June 11, 1999:

                        REGISTRATION STATEMENT AMENDMENT

       Mr. Engel reviewed with members of the Board of Trustees the fact that the Fund's Post-Effective Amendment would be filed during June 1999 and the filing would be made pursuant to Rule 485 of the Securities Act of 1933. Also, Mr. Engel indicated that the filing would be made utilizing the Power of Attorney granted by the outside Trustees to James J. Rosloniec, President.

       Following discussion by the Board, upon a motion by Mr. Johnson, seconded by Mr. Jones, unanimously adopted the following resolutions:

       RESOLVED: That the Board of Trustees hereby approve for filing the Fund's Post-Effective Amendment No. 47, pursuant to Rule 485 of the Securities Act of 1933;

       FURTHER RESOLVED: That the Power of Attorney executed by the disinterested Trustees of the Fund, dated June 11, 1999 is hereby approved for use in conjunction with the Post-Effective Amendment No. 47; and

       FURTHER RESOLVED: That the Officers are hereby authorized to make all appropriate filings with the Securities and Exchange Commission and State Regulatory Authorities.

       I further certify that the foregoing resolutions are still in full force and effect.

       Dated this 16th day of June 1999.





                                          /S/ ALLAN D. ENGEL
                                              Allan D. Engel
                                          Secretary of Amway Mutual Fund Trust